SPIRE+

Date: March 17, 2022
Version: 1.0
Job #: BBB_002

Statement of Work Summary

TITLE OF THIS PROJECT Mite X Stream – Marketing and Advertising Services	*AGREEMENT DATE* March 17, 2022
PROJECT START DATE April 1, 2022	*PROJECT COMPLETION DATE* December 31, 2022
PRICING METHOD Fixed	*CLIENT* Black Bird Biotech, Inc. d/b/a Mite X Stream

Acceptance

CLIENT **Black Bird Biotech, Inc.** Attention: Eric Newlan 3505 Yucca Drive, Suite 104 Flower Mound, TX 75028 E. eric@newlanpllc.com	*CONSULTANT* **Spire Sports & Entertainment, LLC d/b/a Spire+** 19510 Jetton Road, Suite 300 Cornelius, NC 28031 E. derickson@spiresportsinc.com
DocuSigned by: 84D965B7A7A646A... BY Eric Newlan	DocuSigned by: E75A32C7E41D4FA... BY Thaddeus J. Puchyr
Name Vice President	Name Managing Member
Title	Title *I agree to perform the work described below and in the attachments hereto for the amount stated and according to the conditions attached.*

Summary

The parties have agreed that Consultant shall provide Client with marketing and advertising services as set forth in the attached Statement of Work.

Thank you very much for the opportunity to present this Statement of Work. Please feel free, at any time, to get in touch with us for any consultation, questions, or comments you may have. We are really looking forward to getting started.

David Erickson

SPIRE+

Date: March 17, 2022
Version: 1.0
Job #: BBB_002

Statement of Work (the "SOW")

AGREEMENT DELIVERABLES

Consultant shall provide marketing and advertising services for Client's products based on the following strategy (the "Services") as mutually agreed to by Client and Consultant.

- Content Capture
  - Product and Lifestyle Photos
- Digital Marketing Campaign
  - Paid Media in Trade Publications
  - Social Media Promotions and Advertisements
  - Digital Cost-per-Click Media Flight on Targeted Sites
  - Lead Generation, Retargeting and Email Marketing
- Event Marketing and Sponsorship
  - Activation Space
  - Signage
  - Public Address Announcements
  - Social Media Mentions
  - Tickets and Hospitality
  - Strategic Retail Component
  - Endorsements and Influencer Programs
- Investor Relations Marketing
  - Ad Unit Content Creation (Copywriting & Design)
  - Custom Campaign Landing Page
  - Industry Specific Targeting via Dedicated Email, Native/Programmatic and RON
- Sales Support
  - Identification and implementation of short, middle and long term go-to-market strategy
  - Consulting on sales opportunities with e-commerce, traditional big box retail and ag-focused distributors

SPIRE+

Date: March 17, 2022
Version: 1.0
Job #: BBB_002

Pricing Structure

CONTENT CAPTURE

Initial Photos for Amazon and Future Marketing

Spire+ will conduct the following Content Capture activities:

- Product photos
- Lifestyle photos
- Editing

Cost: $5,000.00

DIGITAL MARKETING CAMPAIGN

Development, Design, Placement and Measurement

Spire+ will conduct the following Marketing Campaign activities:

- Target market research and analytics
    - Full analytics package and define conversion mapping
- Landing page best practices
- Ad unit content creation including copyrighting and design
- Industry prospecting and retargeting
    - Trade publications
    - Social media
    - CPC media flight
- Lead generation
- Email retargeting
- Ecommerce recommendations
- Evaluate connective TV and streaming audio
- Measurement Reporting

Cost: $170,000.00

SPIRE+

Date: March 17, 2022
Version: 1.0
Job #: BBB_002

EVENT MARKETING AND SPONSORSHIP

Program Design, Management and Execution

Spire+ will conduct the following Event Marketing and Sponsorship activities:

- Design of Mite X Stream event marketing program that targets farmers and retail customers
- Assets to include:
  - Activation space for product demonstration and testimonials
  - Signage and Public address mentions
  - Social media mentions
  - Tickets and hospitality
  - Introduction to Menard's (335 stores in 15 states, third largest home improvement chain)
- Evaluation of agriculture-specific sponsorship options
- Evaluation of influencer/celebrity endorsement

Cost: $70,000.00

INVESTOR RELATIONS MARKETING

Development, Design, Placement and Measurement

Spire+ will conduct the following Investor Relations Marketing activities:

- Target market research and analytics
- Ad unit content creation including copyrighting and design
- Custom IR landing page
- Media flight to include:
  - Dedicated email
  - Native/Programmatic
  - RON (Run of Network)
- Measurement Reporting
  - Impressions, clicks, Time-on-page

Cost: $200,000.00

SPIRE+

Date: March 17, 2022
Version: 1.0
Job #: BBB_002

SALES SUPPORT

Go-To-Market Strategy

Spire+ will conduct the following Sales Support activities:

- Work collaboratively with MiteXstream leadership team on a strategic go-to-market strategy:
  - Short term: hemp and cannabis industry focus, local ag distributors and retail introduction
  - Middle term: expanded focus to other crops, regional ag distributors, retail development
  - Long term: national ag distribution, big box retail adoption
  - Amazon and DTC ecommerce growth
  - Networking and warm introductions to Spire rolodex
  - Vendor / Retailer relationship development, point-of-sale materials, couponing, circulars, etc.

Cost: $30,000.00

Total Project Cost: $475,000

COSTS & INVOICING

Resources will be billed in accordance with the General Terms and Conditions set forth below. Invoices are due net 30 and will be delivered to Client as provided above. Payment will be made on a monthly basis.

Payment 1: Due April 1, 2022 - $100,000

Payment 2: Due May 1, 2022 - $100,000

Payment 3: Due June 1, 2022 - $100,000

Payment 4: Due July 1, 2022 - $100,000

Payment 5: Due August 1, 2022 - $75,000

General Terms and Conditions

These general terms and conditions (the "General Terms") shall apply to all consultancy services proposed or provided by Consultant (including the Services), which are delivered entirely or partially to Client.

1. DEFINITIONS

In this Agreement, the following definitions are applicable:

1.0 "Agreement" means the Purchase Order (if any), the SOW, these General Terms, and any fee schedule or other document expressly referenced and incorporated herein.

1.1 "Confidential Information" means any information related to the Project disclosed by the Client to Consultant and by Consultant to the Client, respectively, either directly or indirectly. Confidential Information may include, by way of example but without limitation, products, specifications, formulae, equipment, formulas, models, employee interviews, records, quality monitoring schemes/programs, training materials, business strategies, customer lists, know-how, drawings, pricing information, inventions, ideas, and other information, or its potential use, that is owned by or in possession of the Client and Consultant, respectively.

1.2 "Force Majeure Event" means any law, government order, widespread disease, pandemic or epidemic, natural disaster, act of God, labor controversy, war, or any event that was not caused by such party and is beyond such party's reasonable control that that substantially impairs or prevents a party from performing one or more of its obligations under this agreement (other than an obligation to pay money).

1.3 "Project" means the services to be provided by Consultant to the Client, including the Services, as specified in the Agreement.

1.4 "Subcontractor" means either an affiliate or subsidiary of Consultant, or an independent contractor, respectively, which is reasonably qualified to perform the applicable services as contemplated by the scope of the Project and the Agreement, and has been contracted by Consultant accordingly, as evidenced by an agreement in writing.

2. GENERAL

2.1 These General Terms govern the provision of all services from or on behalf of Consultant to the Client (including the Services) and apply to all legal relationships between Consultant and Client.

2.2 These General Terms supersede any and all prior oral and written quotations, communications, agreements, and understandings of the parties and shall apply in preference to and supersede any and all terms and conditions of any order placed by Client and any other terms and conditions submitted by Client. Failure of Consultant to object to terms and conditions set by Client shall in no event be construed as an acceptance of any terms and conditions of Client. Neither Consultant's commencement of performance, nor Consultant's delivery of services, shall be deemed or constituted as acceptance of any of Client's terms and conditions. Any communication or conduct of Client which confirms an agreement for the provision of services by Consultant, as well as acceptance by Client of any provision of services from Consultant shall constitute an unqualified acceptance by Client of these General Terms.

2.3 By contracting on the basis of these General Terms, Client agrees to the applicability thereof in respect of future agreements between itself and Consultant, even if this is not expressly stated.

3. CHANGE REQUESTS

It may become necessary to amend the term of this SOW in relation to a modification of the Services. In the event, either party desires to change the SOW, the following procedures will apply:

3.1 A change request will be delivered in writing that details the requested change and the effect the change will have on the current agreement.

3.2 A change request will be initiated and subject to the mutual agreement of both parties.

3.3 Upon execution of the change request, it will be incorporated into the SOW.

3.4 Consultant is under no obligation to proceed with change requests that are not mutually agreed upon by the parties.

4. PERFORMANCE OF THE PROJECT

4.1 Consultant shall determine the manner in which and the person by whom the Project will be carried out, taking into account, as far as is feasible, the reasonable requests expressed by Client.

4.2 Consultant shall complete the Project with reasonable skill, care and diligence in accordance with the Agreement.

4.3 Client hereby accepts that the time schedule allocated for the performance of the Project may be subject to change in case of amendment to the Project and/or the Services to be provided thereunder after conclusion of the Project.

4.4 In case of any change of circumstances under which the Project is to be performed which cannot be attributed to Consultant, Consultant may make any such amendments to the Project as it deems necessary to adhere to the agreed quality standard and specifications. Any costs arising from or related to this change of circumstances will be fully borne by Client.

4.5 Consultant may, at its discretion and, where possible, in consultation with Client, replace the person or persons charged with performing the Project, if and in so far as Consultant believes that such replacement would benefit the performance of the Project.

4.6 Consultant shall provide Client with such reports of his work on the Project at such intervals and in such form as Client may from time to time require. Client has the right to notify Consultant that it wishes to modify its requirements in relation to the Project. Such modifications shall not enter into effect until the parties have agreed on the consequences thereof such as to the Services Fees and the completion date of the Project.

5. SUBCONTRACTORS

Consultant shall be free to involve Subcontractors, availing of specific expertise, in the performance of the Project; provided that Consultant shall have these third parties enter into confidentiality obligations similar to the confidentiality obligations applicable to Consultant. If requested by Client, Consultant shall identify these Subcontractors, specifying in each case their specific expertise.

6. CLIENT'S OBLIGATION

6.1 Client shall, at all times, duly make available to Consultant all information and documents that Consultant deems necessary to be able to carry out the Project correctly, in the specified form and manner. Also, Client shall provide all cooperation required for the proper and timely performance of the Project.

6.2 Client guarantees that Consultant's employees can at all times work under safe conditions, in accordance with the relevant health and safety regulations and environmental rules, and shall indemnify and hold harmless Consultant against all loss, expense or damage arising from or relating to this guarantee by Client.

6.3 Client shall, at all times during the term of the Project, duly inform Consultant of any facts and circumstances that may be relevant in connection with the execution of the Project.

6.4 Furthermore, Client shall guarantee the correctness, completeness, and reliability of any information provided to Consultant.

7. ACCEPTANCE CRITERIA

7.1 All results generated and delivered by Consultant in the Project, including reports, other documents and materials (the "Project Materials") shall: (a) satisfy the technical, formatting, and other requirements agreed upon by the parties in writing; and (b) be of a professional and workmanlike quality (collectively, the "Criteria").

7.2 Unless otherwise set forth herein, within five business days following receipt of delivery of one or more items of Project Materials, Client will notify Consultant in writing (email is sufficient with receipt by Consultant expressly acknowledged) either: (a) that the Project Materials delivered satisfies the Criteria and are accepted; or (b) that the Project Materials delivered do not satisfy the Criteria and require modification, with reasonable written detail explaining how the Project Materials deviates from the Criteria. Notwithstanding the foregoing, if any particular item of Project Materials are published, displayed, exhibited, exploited or made available to the public or a third-party audience for any duration through any website or medium owned, controlled, affiliated, or licensed by Client, then such item of Content will automatically be deemed accepted by Client and in satisfaction of the Criteria hereunder.

8. FEES AND EXPENSES

8.1 Client shall pay the Services Fees specified in the SOW.

8.2 Unless otherwise stated in the Agreement, Consultant shall be entitled to be reimbursed by Client for all traveling and lodging expenses reasonably and properly incurred by him in the performance of Consultant's duties hereunder subject to production of supporting documentation as the Client may reasonably require.

8.3 Unless otherwise stated in the Agreement, payment will be made within 30 days of receipt of an invoice, submitted monthly in arrears, for work completed. Payment shall be into the bank account identified on the invoice.

8.4 Value Added Tax, if and where applicable, shall be shown separately on all invoices.

8.5 Any extra costs arising from or related to any delays in the completion of the Project stemming from the failure of Client to duly make available to Consultant the requested information and documentation, shall be fully borne by Client.

9. INTELLECTUAL PROPERTY

All Project Materials shall become the property of Client. Consultant shall provide all reasonable assistance such that Client may apply for patents, copyrights and other intellectual property rights in respect of these results.

10. GRANT OF RIGHTS BY CLIENT

Client also grants to Consultant the non-exclusive, perpetual, irrevocable, worldwide and royalty-free license to use, publish, reproduce, and transmit the Project Materials: (a) on the Consultant's official websites in the context of a case study and historical reference; (b) in promotional and marketing materials related to Consultant's professional services; and (iii) in promotional, marketing and sales presentations and materials relating to Consultant' s products and services.

11. PUBLICITY

Neither party shall issue a press release describing the relationship between the parties under this Agreement or any other matter related to this Agreement without the written consent of the other party; provided, however, that Consultant may: (a) list Client as a customer or client in its marketing materials; and (b) display the Project Materials in connection with non-commercial purposes (such as submission to trade publications, industry events, and award competitions).

12. CONFIDENTIALITY

12.1 Consultant shall keep secret and not disclose and shall procure that his employees keep secret and not disclose any Confidential Information obtained by Consultant during the performance of the Project. The foregoing shall not apply to information which: (a) is or becomes part of the public domain without fault on the part of Consultant; (b) was already known by Consultant, other than under an obligation of confidentiality, at the time of disclosure by Client; (c) is lawfully acquired by Consultant from a third party on a non-confidential basis; or (d) Consultant is required to disclose pursuant to any law, lawful governmental, quasi-governmental or judicial order.

12.2 Except with the prior written permission of Consultant, Client shall not publish or otherwise make available the contents of proposals, reports, presentations, memos, or other communications by Consultant, unless these have been provided with the intention of providing third parties with the information set out therein. Furthermore, Client shall not disclose any of Consultant's methods and work strategies without Consultant's written permission.

12.3 The provisions of this Section 12 shall apply during the term of the Agreement and for a period of two years thereafter.

13. WARRANTIES, LIABILITY AND INDEMNIFICATION

13.1 Consultant, and any person put forward by Consultant to perform the Project, shall not be liable if the services provided or the results generated by Consultant in the Project are not absolutely correct, nor does Consultant, or any person put forward by Consultant to perform the Project, warrant, either expressed or implied, that the performance by him of the Project will not infringe upon intellectual property rights of any third party.

13.2 Neither Consultant, nor any person put forward by Consultant to perform the Project, shall be responsible for any loss, destruction or damage of whatsoever nature (including injury or death) incurred by Client, its employees or third parties, resulting from the use of the Project results by Client, except to the extent that the same can be shown to be due to gross negligence or willful misconduct on the part of Consultant or its employees. Client shall indemnify Consultant accordingly.

13.3 Client shall not be responsible for any loss, destruction or damage of whatsoever nature (including injury or death) incurred by Consultant, its employees or third parties, related to the performance by Consultant of the Project, except to the extent that the same can be shown to be due to gross negligence or willful misconduct on the part of the Client or its employees. Consultant shall indemnify the Client accordingly.

13.4 Should a party be deemed liable to the other party, by way of indemnity, or by reason of breach of contract or otherwise, Consultant's liability shall in aggregate not exceed the total fees actually charged and collected for the Project. In any event, neither party shall be liable to the other party for any consequential, indirect, special, incidental or exemplary damages of any nature whatsoever that may be suffered by the other party.

14. DISCLAIMERS

NEITHER OF PARTY OR ITS RESPECTIVE AFFILIATES MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES MADE IN SECTIONS 13. THE PARTIES AND THEIR RESPECTIVE AFFILIATES EXPRESSLY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PRODUCTS AND SERVICES CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

15. TERM AND TERMINATION

15.1 Any times or dates set forth in the Agreement for provision or completion by Consultant of the services under the Project are estimates only and shall never be considered of the essence. Furthermore, the parties hereby acknowledge that the time schedule set out for the performance of the Project may change during the course of said performance. In no event shall Consultant be liable for any delay in providing these services.

15.2 Either party may terminate the Agreement by notice in writing forthwith in the event the other party:

a. is in default with respect to any material term or condition to be undertaken by it in accordance with the Project and/or the provisions of the Agreement, and such default continues unremedied for a period of 30 consecutive days after written notice thereof by the aggrieved party to the defaulting party;

b. is unable to perform its materials obligations under this Agreement as a result of a Force Majeure Event which continues for a period of 90 or more consecutive days (an "Extended Affected Period"); provided, however, that such right to terminate must be exercised within ten days of the end of an Extended Affected Period; or

c. shall make any assignment for the benefit of creditors or shall file any petition in connection thereto, shall file a voluntary petition in bankruptcy, be adjudicated bankrupt or insolvent, if any receiver is appointed for its business or property, or if any trustee in bankruptcy or insolvency shall be appointed for that party (and is not dismissed within 60 days after appointment).

15.3 If Client terminates this Agreement early consistent with the terms of this Agreement, Client shall be obliged to pay Consultant all Service Fees earned through the effective date of termination concerning the services already rendered by Consultant, plus any additional costs incurred by Consultant as a result of said early termination.

15.4 In case Consultant cannot be reasonably expected to complete the works due to unforeseen circumstances, Consultant may unilaterally terminate the Agreement and the Project. Client shall be liable for payment of an amount corresponding to the Service Fees due for services already performed, while being entitled to receive the (preliminary) results of the services already performed, without Client being entitled to derive any rights therefrom.

16. RELATIONSHIP OF THE PARTIES

Consultant and Client are, and shall remain, independent contractors in relation to each other. This agreement does not constitute, and shall not be construed as constituting, an agency, a partnership, or joint venture between Consultant and Client. Neither party shall have any right to contract on behalf of, obligate, or bind the other in any manner whatsoever, and nothing herein shall give, or is intended to give, any rights of any kind to any third person.

17. NOTICES

Any notice or submission relating this Agreement shall be in writing and shall be deemed sufficiently given when: (a) delivered in person; (b) sent by a recognized international courier services with all fees prepaid and delivery tracking/confirmation (e.g., FedEx, UPS, and DHL); or (c) when sent via email; provided that the email recipient responds in writing and confirms receipt of the written notice, and each party agrees that it shall not unreasonably withhold providing such written confirmation/acknowledgement. The contact information set forth in the Purchase Order shall be used for notice and submission purposes, with each party permitted to update its contact information through written notice in compliance with the provisions of this section.

18. COMPLIANCE WITH LAWS

Each party will comply with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other governmental and self-regulatory requirements in connection with performing its obligations under this agreement.

19. GOVERNING LAW; JURISDICTION; AND VENUE

The laws of the state of North Carolina, without giving effect to its principles of conflicts of law, govern all adversarial proceedings brought by either party arising out of this agreement or arising out of the sponsorship relationship between Spire and Sponsor. The parties shall submit all such adversarial proceedings to the jurisdiction and venue of the state or federal courts in Mecklenburg County, North Carolina. Each party also waives: (a) any objection to such jurisdiction or venue, or (b) any defense claiming a lack of jurisdiction or improper venue, in any action brought in such courts. Additionally, each party agrees to accept service of process by way of delivery from a recognized international courier service with all fees prepaid and delivery tracking/confirmation (e.g., FedEx, UPS, and DHL).

20. FORCE MAJEURE

If any party (the "Nonperforming Party") is, from the perspective of an objectively reasonable observer, substantially impaired or prevented from performing one or more of its obligations under this Agreement (other than an obligation to pay money) by reason of a Force Majeure Event, then that

party's performance of the applicable obligations (but only the extent actually affected) will be excused on the condition that: (a) the Nonperforming Party used reasonable efforts to perform those obligations; (b) the Nonperforming Party's inability to perform those obligations is not due to its failure to take reasonable measures to protect itself against the event or circumstance giving rise to the Force Majeure Event; (c) the Nonperforming Party promptly notifies the other party of the occurrence of the Force Majeure Event, its effect on performance, and how long the Nonperforming Party expects the Force Majeure Event to last; (d) the Nonperforming Party thereafter updates the notice performance as necessary to keep the other party reasonably informed; and (e) the Nonperforming Party uses reasonable efforts to limit the damage or harm to the other party as a result of the Force Majeure Event and resume its performance. Either party shall have the right and option, but not obligation, to suspend this Agreement during a Force Majeure Event (for a period not to exceed 90 days in the aggregate during the term).

21. MODIFICATION; WAIVER

No amendment of this Agreement will be effective unless it is in writing and signed by the parties. No waiver of satisfaction of a condition or failure to comply with an obligation under this agreement will be effective unless it is in writing and signed by the party granting the waiver, and no such waiver will constitute a waiver of satisfaction of any other condition or failure to comply with any other obligation.

22. ENTIRE AGREEMENT

This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes all other agreements, whether written or oral, between the parties.

23. ASSIGNMENT

The parties may not assign this Agreement, or their respective rights and benefits associated therewith without the prior written consent of the affected non-assigning party; which consent shall not be unreasonably withheld. However, each party may, with prior notice to the other party, freely assign or transfer this Agreement to a parent, subsidiary, sister, or successor company or a company that acquires or purchases all, or substantially all, of its assets or business of the assigning party by merger, combination, consolidation, reorganization or the sale of purchase of assets; provided that the assignee thereafter owns and controls the rights and assets reasonably required to satisfy the obligations of this Agreement, is reasonably capitalized such that it can comply with the obligations of this Agreement, and expressly agrees to all terms of this Agreement.

24. CONSTRUCTION

The provisions of this Agreement are the product of arms-length negotiation between the parties and their respective legal counsel. Neither party shall be deemed to be the drafter of this Agreement, it being the parties' mutual intention that this Agreement not be construed, in whole or in part, against either of the parties hereto pursuant to any doctrine, law or rule of construction which provides that contract provisions are to be construed against the party drafting such provisions.

25. CAPTIONS

Section titles or captions contained in this Agreement are inserted as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision thereof.

26. COUNTERPARTS

This Agreement may be executed simultaneously in two counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. The parties may sign the Agreement electronically, and signed copies of the agreement may be exchanged by electronic mail in portable document format ("PDF") provided that the other party acknowledges receipt of the signed Agreement.

27. AUTHORITY

The parties each represent and warrant to the other that: (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization; (b) it has full power, authority and legal right to carry on its business and to enter into and to perform its obligations as set forth in this Agreement; (c) it has full corporate power, authority, and legal right, including authorization by appropriate corporate resolutions, to enter into and perform this Agreement and doing so will not violate any other agreement, law, or regulation to which it is subject; and (d) each individual signing is duly authorized to execute this Agreement on behalf of the party he or she represents.

v1.0, March 2021